UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 26, 2018
Date of report (date of earliest event reported)

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4400 Vanowen Street
Burbank, CA 91505
(Address of principal executive offices) (Zip Code)

(303) 396-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2018, MusclePharm Corporation (the “Company”) entered into an Amended and Restated Executive Employment Agreement with Ryan Drexler (the “Agreement”), effective February 1, 2018 (the “Effective Date”), pursuant to which Mr. Drexler agreed to continue to serve as the Company’s President and Chief Executive Officer and as the Chairman of the Board of Directors of the Company.

Unless terminated earlier in accordance with its terms, the Agreement will continue in effect until the third anniversary of the Effective Date, and will automatically renew for additional one-year periods at the end of such three-year period and thereafter unless notice of non-renewal is given in accordance with the terms of the Agreement.

The Agreement provides for an initial annual base salary of $700,000, and such base salary shall increase to $750,000 beginning on January 1, 2020. Mr. Drexler is eligible to receive cash-based incentive bonuses of up to $350,000, based upon the achievement of specified performance goals. In addition, Mr. Drexler is eligible to receive a 2018 performance bonus in an amount equal to 75% of his then-current base salary, based upon the achievement of certain gross profit margins and recognized revenue thresholds. Mr. Drexler and the Company will negotiate in good faith to devise a mutually agreeable performance bonus plan for the 2019 fiscal year and fiscal years thereafter. Mr. Drexler is also eligible for grants of equity awards available to other senior executives of the Company as may be determined by the Board of Directors of the Company or its compensation committee.

Concurrent with entry into the Agreement, Mr. Drexler and the Company entered into a Transaction Bonus Agreement, dated February 26, 2018 (the “Bonus Agreement”). Pursuant to the Bonus Agreement, upon the occurrence of a qualifying sale (as such term is defined in the Bonus Agreement), and provided that at the time of the qualifying sale, Mr. Drexler is an owner of at least 20% of the shares of the Company, Mr. Drexler will be entitled to a transaction bonus equal to 10% of the aggregate purchase price (as such term is defined in the Bonus Agreement), if such price is in excess of $50 million.

Under the Agreement, Mr. Drexler has agreed to certain restrictions on solicitation, which continue for 12 months following the termination of his employment, if his employment is terminated due to disability, by him for good reason or by the Company with or without cause, due to expiration of the employment period by notice of non-renewal or due to termination of his employment upon a notice of termination (as such terms are defined in the Agreement). The agreement also contains restrictions with respect to disclosure of the Company’s confidential information.

The foregoing description of the terms of the Agreement and the Bonus Agreement do not purport to be complete descriptions and are qualified in its entirety by reference to the agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference in their entirety into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated as of February 26, 2018, effective as of February 1, 2018, entered into between the Company and Ryan Drexler.
10.2	Transaction Bonus Agreement, dated as of February 26, 2018, entered into between the Company and Ryan Drexler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

By:	/s/ Ryan Drexler
Name: Ryan Drexler Title: Chief Executive Officer
Date: March 1, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, dated as of February 26, 2018, effective as of February 1, 2018, entered into between the Company and Ryan Drexler.
10.2	Transaction Bonus Agreement, dated as of February 26, 2018, entered into between the Company and Ryan Drexler.